Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Bethpage, N.Y., February 27, 2007 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2006.

Fourth quarter consolidated net revenue grew 13.4% to just under $1.7 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow.  Consolidated operating income declined 9.4% to $208.3 million while consolidated adjusted operating cash flow (“AOCF”)1 increased 7.7% to $514.8 million.

For the full year 2006, consolidated net revenue increased 14.6% to $5.9 billion, driven by the addition of over 1.4 million Revenue Generating Units (“RGU”) during the year in Telecommunications Services combined with revenue growth at all other reporting segments.  Consolidated operating income increased 22.6% to $614.0 million and consolidated AOCF grew 13.0% to $1,820.4 million for full year 2006.

Operating highlights for the fourth quarter and full year 2006 include:

•                  Cable Television net revenue growth of 18.6% and 18.1% and AOCF growth of 16.8% and 19.4% for the quarter and full year, respectively

•                  Eleventh consecutive quarter of basic video subscriber gains; 3.3% growth for the year

•                  Record annual RGU growth of more than 1.4 million new video, high-speed data and voice units

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $115.30 in the fourth quarter 2006

Cablevision President and CEO James L. Dolan commented:  “For our cable business, 2006 marked the most successful year in the company’s history with our largest annual revenue gain ever.  The ongoing strong demand we are experiencing for our digital video, voice and data services continued to drive industry-leading penetration rates.  For 2006, our long list of milestones includes surpassing 1 million voice customers and 2 million data customers, and adding basic video customers for the eleventh consecutive quarter.  With our operating successes and state-of-the-art technology, we like our competitive position going forward,” concluded Mr. Dolan.

Results from Continuing Operations2

Segment results for the quarters ended December 31, 2006 and 2005 are as follows:

(Full year segment results are shown on page 8 and 9 of this earnings release)

	Revenue, Net		Operating Income (Loss)		AOCF
$ millions	Q4 2006	Q4 2005	Q4 2006	Q4 2005	Q4 2006	Q4 2005

Telecommunications	$1,119.6	$949.7	$195.4	$174.2	$436.3	$378.9
Rainbow	236.7	210.6	19.2	24.5	53.3	42.3
MSG	339.6	338.2	35.2	75.3	53.6	85.7
Other (including eliminations)	(10.5)	(12.8)	(41.5)	(44.0)	(28.4)	(28.8)
Total Company	$1,685.4	$1,485.7	$208.3	$230.0	$514.8	$478.1

See notes on page 4.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenues for the fourth quarter 2006 rose 17.9% to $1,119.6 million, operating income increased 12.1% to $195.4 million, and AOCF grew 15.1% to $436.3 million, all compared to the prior year period.

Full year 2006 net revenue rose 17.5% to $4.2 billion, operating income increased 28.7% to $713.4 million, and AOCF increased 18.2% to $1.7 billion, all as compared to the prior year.

Cable Television

Cable Television fourth quarter 2006 net revenues increased 18.6% to $1,078.9 million, operating income increased 15.2% to $201.2 million and AOCF rose 16.8% to $422.3 million, each compared to the prior year period.  The increases in net revenue, operating income and AOCF resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of over 1.4 million Revenue Generating Units since December 2005.

Highlights include:

•                  Basic video customers up 16,000 or 0.5% from September 2006 and 100,000 or 3.3% from December 2005; eleventh consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 82,000 or 3.5% from September 2006 and 484,000 or 24.7% from December 2005

•                  Optimum Online high-speed data customers up 75,000 or 3.8% from September 2006 and 345,000 or 20.4% from December 2005

•                  Optimum Voice customers up 109,000 or 9.9% from September 2006 and 478,000 or 65.3% from December 2005

•                  Revenue Generating Units up 282,000 or 3.3% from September 2006 and 1,404,000 or 18.9% from December 2005

•                  Advertising revenue up 26.0% for the quarter and 26.3% for the year

•                  Cable Television RPS of $115.30, up $4.17 or 3.8% from the third quarter of 2006 and $14.84 or 14.8% from the fourth quarter of 2005

Lightpath

For fourth quarter 2006, Lightpath net revenues increased 1.7% to $51.7 million, operating loss increased $5.4 million to $5.8 million and AOCF declined 19.0% to $14.0 million, each as compared to the prior year period.  The increase in net revenue is primarily attributable to growth in Ethernet data services and Optimum Voice call completion activity, offset by a decline in traditional circuit switched services.  The increase in operating loss and decline in AOCF were primarily impacted by a prior year favorable settlement with another carrier, as well as higher sales and marketing costs in 2006, partially offset by the increase in revenue discussed above.

Rainbow

Rainbow consists of our National Programming services - AMC, IFC and WE tv as well as Other Programming which includes: FSN Bay Area, fuse, MagRack, sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the fourth quarter of 2006 increased 12.4% to $236.7 million, operating income declined 21.9% to $19.2 million and AOCF rose 26.0% to $53.3 million, all compared to the prior year period.

Full year 2006 net revenue rose 7.3% to $886.0 million, operating income declined 25.5% to $28.7 million and AOCF increased 1.6% to $161.1 million, all compared to 2005.

See notes on page 4.

AMC/IFC/WE tv

Fourth quarter 2006 net revenues of the combined National Services grew 12.2% to $160.0 million, operating income rose 23.4% to $65.4 million and AOCF rose 26.3% to $83.7 million, each compared to the prior year period.

The fourth quarter 2006 results reflect:

•                  A 27.6% increase in advertising revenue, as compared to the prior year period, driven principally by higher sellout rates

•                  Viewing subscriber increases of 7.5% at IFC, 3.5% at WE tv and 5.1% at AMC (AMC’s growth includes 1.8 million new Canadian subscribers), all compared to December 2005

•                  A 3.8% increase in affiliate revenue compared to the prior year period

•                  Slightly lower operating expenses than the prior year period, principally due to lower programming costs

Full year 2006 net revenues grew 8.0% to $601.6 million, operating income rose 6.2% to $197.3 million and AOCF rose 8.7% to $269.5 million, all compared to 2005.
Other Programming

Fourth quarter 2006 net revenues rose 12.4% to $82.3 million, operating loss increased 62.5% to $46.2 million and the AOCF deficit increased 26.8% to $30.4 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher revenue at the VOOM HD Networks, fuse, and regional sports and news.  The increase in both operating loss and AOCF deficit is principally the result of higher programming costs, partially offset by the higher revenues discussed above.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex, Radio City Music Hall, and the Beacon Theatre.

Madison Square Garden’s fourth quarter 2006 net revenue of $339.6 million was essentially flat compared to the fourth quarter of 2005.  Fourth quarter 2006 operating income declined 53.2% to $35.2 million and AOCF declined 37.4% to $53.6 million, both compared to the prior year period.

MSG’s fourth quarter 2006 results were primarily impacted by:

•                  Higher Knicks and Rangers net revenues of $6.8 million, primarily due to higher game-related revenues and league royalties, offset by $29.4 million of higher team-related expenses, primarily Knicks personnel transactions

•                  Lower MSG network net revenue of $7.4 million and lower expenses of $2.9 million primarily related to the termination of the Mets broadcast agreement (October 2005)

•                  Higher revenue and AOCF from the Radio City Christmas shows and from family shows (e.g. Annie) of $11.0 million and $6.6 million, respectively

•                  Lower concert revenue and AOCF of $11.4 million and $6.9 million, respectively, due to fewer performances

Madison Square Garden’s full year 2006, net revenue increased 6.2% to $854.0 million, operating income decreased $55.4 million to an operating loss of $2.0 million and AOCF declined 39.9% to $72.4 million, all as compared to the prior year.

See notes on page 4.

2007 Outlook

The company provides the following outlook for the full year 2007:

Cable Television

Basic video subscriber growth	+ 1.0% to 2.0%(a)
Revenue Generating Unit (RGU) net additions	850,000 to 950,000
Total revenue growth	mid teens(a)
Adjusted operating cash flow growth	mid teens(a)
Capital expenditures	$600 to $650 million

(a)          Percentage growth rate (2007 as compared to 2006)

Notes:

1.               Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Please refer to the detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure below and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

2.               Operating results of FSN Chicago and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of variable stock options and stock appreciation rights (for the 2005 period) or stock appreciation rights (for the 2006 period) and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8754

Conference call replay number (973) 341-3080/ pin #8425612 until March 6, 2007

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006 (a)	2005 (a)	2006 (a)	2005 (a)

Revenues, net	$1,685,445	$1,485,748	$5,927,462	$5,172,478

Adjusted operating cash flow (b)	$514,795	$478,139	$1,820,427	$1,610,520
Share-based compensation benefit (expense)	(24,193)	27,983	(81,122)	(26,795)
Restructuring credits (charges)	(999)	2,630	3,484	537
Operating income before depreciation and amortization	489,603	508,752	1,742,789	1,584,262
Depreciation and amortization (including impairments)	281,292	278,728	1,128,813	1,083,643
Operating income (b)	208,311	230,024	613,976	500,619
Other income (expense):
Interest expense, net	(232,471)	(188,444)	(891,015)	(748,078)
Equity in net income of affiliates	826	1,619	6,698	3,219
Write-off of deferred financing costs	—	—	(14,083)	—
Gain(loss) on sale of affiliate interests (c)	—	(499)	—	64,968
Gain (loss) on investments, net	110,939	(40,958)	290,052	(138,312)
Gain (loss) on derivative contracts, net	(81,078)	43,730	(253,712)	119,180
Loss on extinguishment of debt	—	—	(13,125)	—
Minority interests	(2,061)	(2,404)	(8,894)	(5,471)
Miscellaneous, net	598	532	2,837	651
Income (loss) from continuing operations before income taxes	5,064	43,600	(267,266)	(203,224)
Income tax benefit	1,461	15,350	134,217	75,691
Income (loss) from continuing operations	6,525	58,950	(133,049)	(127,533)
Income (loss) from discontinued operations, net of taxes (c)	(30,449)	5,661	7,446	216,853
Income (loss) before cumulative effect of a change in accounting principle	(23,924)	64,611	(125,603)	89,320
Cumulative effect of a change in accounting principle, net of taxes	—	—	(862)	—
Net income (loss)	$(23,924)	$64,611	$(126,465)	$89,320

Basic and diluted net income (loss) per share:

Income (loss) from continuing operations	$0.02	$0.21	$(0.47)	$(0.45)

Income (loss) from discontinued operations	$(0.11)	$0.02	$0.03	$0.77

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—

Net income (loss)	$(0.08)	$0.23	$(0.45)	$0.32

Basic weighted average common shares (in thousands)	284,052	281,797	283,627	281,936

(a)          2006 reflects the net operating results of FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations and 2005 reflects the net operating results of FSN Ohio, FSN Florida (including certain gains relating to the Regional Programming Partners restructuring), FSN Chicago and Rainbow DBS (distribution operations) as discontinued operations.

(b)         The 2006 twelve month period includes the collection of $26.5 million in June 2006 related to the resolution of a contractual programming dispute, $19.5 million of which was due for periods prior to 2006 but not recognized as a reduction to programming costs because it was being disputed and was not being paid by the affiliate.

(c)          In the 2005 twelve month period, the company recorded a pre-tax gain in continuing operations of $66.6 million and an after-tax gain in discontinued operations of $266.8 million resulting from the Regional Programming Partners restructuring.  In the 2006 twelve month period, the company recorded in discontinued operations $46.1 million, net of taxes, representing the collection in June 2006 of affiliate revenue that had not been previously recognized due to a contractual dispute (including $42.2 million, net of taxes, relating to periods prior to 2006), partially offset by a liability recorded in the fourth quarter of 2006 to reflect an adverse court decision in connection with a contractual dispute amounting to $30.0 million, net of taxes.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights and restricted stock granted under our employee stock plan and non-employee director plan in all periods.

	Twelve Months Ended December 31,
	2006 (a)	2005 (b)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(c)

Net cash provided by operating activities (d)	$961,642	$923,044
Less: capital expenditures (e)	(886,297)	(769,292)
Consolidated free cash flow from continuing operations	$75,345	$153,752

(a)          Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $79.7 million in cash for the twelve months ended December 31, 2006, including the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized due to a contractual dispute.

(b)         Excludes the net operating results of FSN Chicago and the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $111.0 million of cash for the twelve months ended December 31, 2005, including proceeds of $200.0 million from the sale of the Rainbow 1 direct broadcast satellite.

(c)          See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(d)         The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(e)          See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended December 31,
	2006 (a)	2005 (a)	% Change

Cable Television	$1,078,880	$909,582	18.6%
Optimum Lightpath	51,664	50,782	1.7%
Eliminations (b)	(10,924)	(10,644)	(2.6)%
Total Telecommunications	1,119,620	949,720	17.9%
AMC/IFC/WE tv	159,959	142,513	12.2%
Other Programming (c)	82,265	73,160	12.4%
Eliminations (b)	(5,572)	(5,036)	(10.6)%
Total Rainbow	236,652	210,637	12.4%
MSG	339,638	338,159	0.4%
Other (d)	24,915	22,886	8.9%
Eliminations (e)	(35,380)	(35,654)	0.8%
Total Cablevision	$1,685,445	$1,485,748	13.4%

	Twelve Months Ended December 31,
	2006 (a)	2005 (a)	% Change

Cable Television	$4,075,435	$3,450,895	18.1%
Optimum Lightpath	210,594	195,486	7.7%
Eliminations (b)	(48,322)	(39,616)	(22.0)%
Total Telecommunications	4,237,707	3,606,765	17.5%
AMC/IFC/WE tv	601,621	557,050	8.0%
Other Programming (c)	307,401	293,106	4.9%
Eliminations (b)	(23,036)	(24,595)	6.3%
Total Rainbow	885,986	825,561	7.3%
MSG	854,040	804,395	6.2%
Other (d)	84,391	85,385	(1.2)%
Eliminations (e)	(134,662)	(149,628)	10.0%
Total Cablevision	$5,927,462	$5,172,478	14.6%

(a)          2006 excludes the net revenues of FSN Chicago and 2005 excludes the net revenues of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Represents intra-segment revenues.

(c)          Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)         Represents net revenues of Clearview Cinemas and PVI Virtual Media.  In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(e)          Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)

(Dollars in thousands)

(Unaudited)

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2006 (a)	2005 (a)	Change	2006 (a)	2005 (a)	Change

Cable Television	$201,196	$174,662	15.2%	$422,300	$361,672	16.8%
Optimum Lightpath	(5,842)	(464)	—	13,973	17,244	(19.0)%
Total Telecommunications	195,354	174,198	12.1%	436,273	378,916	15.1%
AMC/IFC/WE tv	65,365	52,969	23.4%	83,747	66,313	26.3%
Other Programming (b)	(46,190)	(28,421)	(62.5)%	(30,439)	(24,001)	(26.8)%
Total Rainbow	19,175	24,548	(21.9)%	53,308	42,312	26.0%
MSG	35,244	75,291	(53.2)%	53,608	85,652	(37.4)%
Other (c)	(41,462)	(44,013)	5.8%	(28,394)	(28,741)	1.2%
Total Cablevision	$208,311	$230,024	(9.4)%	$514,795	$478,139	7.7%

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2006 (a)	2005 (a)	Change	2006 (a)	2005 (a)	Change

Cable Television	$736,689	$575,361	28.0%	$1,610,553	$1,348,671	19.4%
Optimum Lightpath	(23,327)	(21,291)	(9.6)%	58,001	63,528	(8.7)%
Total Telecommunications	713,362	554,070	28.7%	1,668,554	1,412,199	18.2%
AMC/IFC/WE tv	197,294	185,703	6.2%	269,493	247,871	8.7%
Other Programming (b)	(168,547)	(147,132)	(14.6)%	(108,374)	(89,358)	(21.3)%
Total Rainbow	28,747	38,571	(25.5)%	161,119	158,513	1.6%
MSG	(1,996)	53,404	(103.7)%	72,396	120,440	(39.9)%
Other (c)	(126,137)	(145,426)	13.3%	(81,642)	(80,632)	(1.3)%
Total Cablevision	$613,976	$500,619	22.6%	$1,820,427	$1,610,520	13.0%

(a)          2006 excludes the operating income (loss) and AOCF of FSN Chicago and Rainbow DBS (distribution operations) and 2005 excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida, FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Includes FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)          Includes operating results of Clearview Cinemas, PVI Virtual Media, unallocated corporate general and administrative costs and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	December 31, 2006	September 30, 2006	December 31, 2005

Revenue Generating Units
(in thousands)
Basic Video Customers	3,127	3,111	3,027
iO Digital Video Customers	2,447	2,364	1,963
Optimum Online High-Speed Data Customers	2,039	1,964	1,694
Optimum Voice Customers	1,209	1,101	731
Residential Telephone Customers	5	6	8
Total Revenue Generating Units	8,827	8,546	7,423

Customer Relationships (in thousands)(a)	3,300	3,278	3,175

Homes Passed (in thousands)	4,562	4,539	4,484

Penetration
Basic Video to Homes Passed	68.5%	68.5%	67.5%
iO Digital to Basic Penetration	78.2%	76.0%	64.8%
Optimum Online to Homes Passed	44.7%	43.3%	37.8%
Optimum Voice to Homes Passed	26.5%	24.3%	16.3%

Monthly Churn
Basic Video	1.8%	2.0%	1.8%
iO Digital Video	2.0%	2.3%	2.2%
Optimum Online High-Speed Data	2.1%	2.4%	2.0%

Revenue for the three months ended
(dollars in millions)
Video(b) (c)	$664	$652	$591
High-Speed Data(b)	237	228	203
Voice(b)	113	99	59
Advertising (b)	37	30	30
Other(b) (d)	28	27	27
Total Cable Television Revenue(e)	$1,079	$1,036	$910

Average Monthly Revenue per Basic Video Customer (“RPS”)(e)	$115.30	$111.13	$100.46

(a)             Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)            Certain reclassifications have been made to the prior period revenue information to conform to the 2006 presentation.

(c)             Includes analog, digital, PPV, VOD and DVR revenue.

(d)            Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)             RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	December 31, 2006	September 30, 2006	December 31, 2005

Viewing Subscribers
(in thousands)
AMC	81,100	80,600	77,200
WE tv	52,700	53,000	50,900
IFC	40,100	39,300	37,300
fuse	42,000	40,800	35,500
Fox Sports Net Bay Area	3,700	3,700	3,600
Fox Sports Net New England (Non-Consolidated)	3,900	3,900	3,800
VOOM HD Networks	300	200	-

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION	December 31, 2006

Cash and cash equivalents(a)	$548,862

Bank debt	$4,992,500
Collateralized indebtedness	921,574
Senior notes and debentures	5,993,956
Senior subordinated notes and debentures	497,011
Capital lease obligations and notes payable	80,301
Debt	$12,485,342

LEVERAGE
Debt	$12,485,342
Less: Collateralized indebtedness of unrestricted subsidiaries(b)	(921,574)
Cash and cash equivalents(c)	(432,193)
Net debt	$11,131,575

Leverage Ratios
Consolidated net debt to AOCF leverage ratio(b) (d)	5.8

Restricted Group leverage ratio (Bank Test)(e)	5.3

CSC Holdings notes and debentures leverage ratio(e)	5.3

Cablevision senior notes leverage ratio(f)	6.3

Rainbow National Services notes leverage ratio(g)	4.0

(a)          Includes $116.7 million of unrestricted cash designated for the future payment of the special cash dividend (as declared on April 7, 2006 and paid on April 24, 2006) on certain unexercised share based securities issued under the company’s stock plans.

(b)         Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)          Excludes $116.7 million of unrestricted cash designated for the future payment of the special cash dividend (as declared on April 7, 2006 and paid on April 24, 2006) on certain unexercised share based securities issued under the company’s stock plans.

(d)         AOCF is annualized based on the fourth quarter 2006 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(e)          Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, respectively (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.6 billion.

(f)            Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(g)         Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $330.6 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
CAPITAL EXPENDITURES (a)

Consumer premise equipment	$64,200	$103,922
Scalable infrastructure	30,103	40,974
Line extensions	11,737	12,625
Upgrade/rebuild	1,397	3,083
Support	34,873	28,957
Total Cable Television	142,310	189,561
Optimum Lightpath	14,877	9,671
Total Telecommunications	157,187	199,232
Rainbow	9,050	9,426
MSG	10,933	9,595
Other (Corporate, Theatres and PVI)	8,796	10,981
Total Cablevision	$185,966	$229,234

	Twelve Months Ended December 31,
	2006	2005
CAPITAL EXPENDITURES (a)

Consumer premise equipment	$493,275	$450,165
Scalable infrastructure	155,476	97,982
Line extensions	38,208	36,528
Upgrade/rebuild	4,546	7,632
Support	85,865	73,958
Total Cable Television (b)	777,370	666,265
Optimum Lightpath	42,377	29,062
Total Telecommunications	819,747	695,327
Rainbow	21,062	29,063
MSG	23,444	20,993
Other (Corporate, Theatres and PVI)	22,044	23,909
Total Cablevision	$886,297	$769,292

(a)          Excludes the capital expenditures of FSN Ohio, FSN Florida, and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         The increase in capital expenditures for the twelve-month period ending December 31, 2006, as compared to the prior year period, is principally related to increases in scalable infrastructure and consumer premise equipment spending.  The increase in scalable infrastructure spending primarily relates to an increase in speed to 15-megabits for the core Optimum Online service and the introduction of the 30-megabit Optimum Online Boost premium service.  The consumer premise equipment spending primarily relates to Revenue Generating Unit growth and the growth in DVR and HDTV set top boxes.